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BLACKROCK KELSO CAPITAL CORPORATION

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Frank Gordon	Brian Beades
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BlackRock Kelso Capital Corporation Announces Board Action

New York, April 22, 2008 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso” or the “Company”) announced today that its Board of Directors (the “Board”) has adopted a policy with respect to proposal number three of the Company’s 2008 definitive proxy statement.

In proposal three, the Company seeks the approval of the holders of its common stock so that it may, in one or more public or private offerings and with approval of the Board and subject to certain other conditions, sell or otherwise issue shares of its common stock at a price below its then current net asset value. If approved by stockholders, the authorization would be effective for a period expiring on the earlier of the anniversary of the date of the Company’s 2008 Annual Meeting of Stockholders, which is to be held on April 24, 2008, or the date of the Company’s 2009 Annual Meeting of Stockholders, which is expected to be held in May 2009.

Yesterday the Board determined to limit the ability of the Company to sell common stock below net asset value, if proposal three is approved by stockholders, to circumstances in which the price per share of the Company’s common stock is equal to 95% or greater of the Company’s net asset value per share in effect for the Company on the date any such sale is priced.

If you are a BlackRock Kelso stockholder and have not yet voted or wish to change your vote, we urge you to vote by phone or through the internet using the instructions provided on your proxy ballot, or alternatively, you may vote by faxing both sides of your signed proxy ballot to PFPC Inc. at 508.871.9462.  Please contact PFPC Inc. at 508.871.3771 if you need a duplicate of your proxy ballot.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Available Information

BlackRock Kelso Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.” These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

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